Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 4, 2015, relating to the consolidated financial statements of Bluerock Residential Growth REIT, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

Chicago, Illinois

March 6, 2015